3: RESTATED CERTIFICATE OF INCORPORATION

Exhibit 3(a)7

CERTIFICATE OF DESIGNATIONS

OF

LIFEPOINT, INC.

B. The relative rights, powers, privileges, preferences, participations, qualifications and, limitations of the classes of the Capital Stock are as follows:

    Series B 20% Cumulative Convertible Preferred Stock
    Designation of Series. Of the 3,000,000 shares of the Preferred Stock of various series that the Corporation is authorized to issue, 130,000 shares shall be available for issuance as a series of the Preferred Stock of the Corporation with the designation "Series B 20% Cumulative Convertible Preferred Stock" (hereinafter called the "Series B Preferred Stock"), which the Corporation shall be entitled to issue with the relative powers, rights, preferences and limitations hereinafter set forth in subparagraphs Fourth B.1(b) to (i) hereof.
    Priority. The Series B Preferred Stock shall, to the extent of its relative rights, powers and preferences as hereinafter set forth, be senior to any and all classes and series of the Capital Stock now or hereafter created by the Corporation, including, without limitation, any other series of the Preferred Stock and the Common Stock.
    Dividends.
    Priority. Dividends on the Series B Preferred Stock shall be prior and in preference to any declaration or payment of any dividend or any distribution (as hereinafter defined in subparagraph Fourth B.1(c)(ix) hereof) on shares of the Common Stock, or any other class or series of the Capital Stock (including any other series of the Preferred Stock) ranking junior to the Series B Preferred Stock upon liquidation, upon redemption or as to dividends (the Common Stock and such other class or series of the Capital Stock hereinafter collectively referred to as the "Junior Stock").
    Cumulative. Dividends on the Series B Preferred Stock shall be cumulative and shall accrue on each share of the Series B Preferred Stock (whether or not earned or declared) from day to day from the date of original issuance of such share. Dividends for any period that is less than 12 full calendar months shall be pro-rated based upon a 365-day-year.
    Annual Dividend. The holders of shares of the Series B Preferred Stock shall be entitled, when and as declared by the Board of Directors and when legally permissible as provided in subparagraph B.1(c)(iv) hereof, to receive cumulative dividends (1) at the rate of .20 of a share of the Series B Preferred Stock per annum for each outstanding share of the Series B Preferred Stock during the first year after the date of original issuance of shares of the Series B Preferred Stock, (2) at the rate of .24 of a share of the Series B Preferred Stock per annum for each outstanding share of the Series B Preferred Stock during the second year after the date of original issuance of shares of the Series B Preferred Stock, (3) at the rate of .288 of a share of the Series B Preferred Stock during the third year after the date of original issuance of shares of the Series B Preferred Stock and (4) thereafter at the rate of $2.40 per share of the Series B Preferred Stock per annum, all in accordance with the provisions of this subparagraph Fourth B.1(c). As indicated in this subparagraph Fourth B.1(c)(iii), the annual dividends during the first three years after the date of original issuance of shares of the Series B Preferred Stock shall be payable in shares of the Series B Preferred Stock, while the annual dividends thereafter shall be payable in shares of the Common Stock as computed in accordance with subparagraph Fourth B.1(c)(x) hereof.
    Payment of Annual Dividends. Dividends pursuant to subparagraph Fourth B.1(c)(iii) hereof shall be payable annually, in arrears, on the first day of April of each year commencing on April 1, 2002, unless any such date is a non-Business Day, in which event the dividend shall be payable on the next Business Day. The Corporation shall not declare or pay the scheduled dividend for any annual period or any other dividend payable hereunder unless the Corporation has sufficient funds legally available for such purpose or payment of the dividend is otherwise legally permissible under the General Corporation Law of the State of Delaware (hereinafter referred to as the "GCL," which definition as used herein shall include any successor statute).
    Record Date. When the Board of Directors declares an annual dividend as provided in subparagraph Fourth B.1(c)(iii) hereof, the dividend shall be payable to the holders of record of the Series B Preferred Stock on the 15th day of March (if a Business Day; if not, on the next Business Day) immediately preceding the respective dividend payment date or on such other record date as shall be fixed by the Board of Directors, provided that the record date for such scheduled dividend shall not be more than 60 or less than 10 days prior to the dividend payment date.
    Prohibition on Certain Actions. Except as set forth in subparagraph Fourth B.1(c)(vii) hereof or except as may be waived by the holders of not less than 66 2/3% of the then outstanding shares of the Series B Preferred Stock, unless and until all accumulated but unpaid dividends on the Series B Preferred Stock shall have been paid or provided for, no dividends shall be paid, whether in cash or property, nor shall any distribution be made, on the Junior Stock (other than dividends or distributions on the Common Stock in shares of the Capital Stock of the Corporation or subscription rights, options or warrants to subscribe for or purchase shares of any such Capital Stock); and unless and until all accumulated but unpaid dividends on the Series B Preferred Stock shall have been paid or provided for (1) no shares of the Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into, or exchange for, shares of the Junior Stock or accepted by the Corporation in payment of the exercise prices of options or warrants or in payment of loans to executive officers of the Corporation); and (2) the Corporation shall not distribute to the holders of the Junior Stock any assets upon liquidation, dissolution or winding up of the Corporation.
    Partial Payment of Annual Dividend. Notwithstanding the provisions of subparagraph Fourth B.1(c)(vi) hereof, the Board of Directors may declare the payment of a dividend on the Series B Preferred Stock in an amount less than all accumulated but unpaid dividends thereon provided that the Corporation has sufficient funds legally available for such purpose or such payment is otherwise legally permissible under the GCL.
    Interest. If the dividends on any shares of the Series B Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest thereon or any other sum of money in lieu thereof.
    Definition of Distribution. For the purpose of this subparagraph Fourth B.1(c), unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of the Capital Stock (other than redemptions as set forth in subparagraph Fourth B.1(d) hereof, repurchases of shares of the Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase and acceptances by the Corporation of shares of the Common Stock in payment of the exercise prices of options or warrants or in payment of loans made by the Corporation to executive officers of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.
    Accrued but Unpaid Dividends. Anything in clauses (iii), (iv) or (vi) of this subparagraph Fourth B.1(c) to the contrary notwithstanding, in the event of a redemption pursuant to subparagraph Fourth B.1(d) hereof, a liquidation pursuant to subparagraph Fourth B.1(e) hereof, a conversion pursuant to subparagraph B.1(f) hereof or any other repurchase or acquisition by the Company of shares of the Series B Preferred Stock, accrued but unpaid dividends with respect to the shares being redeemed, converted, repurchased or acquired or on liquidation shall be calculated in the following manner: (1) at the rate of $ 8.00 per annum per share of the Series B Preferred Stock during the first year after the date of original issuance of shares of the Series B Preferred Stock, (2) at the rate of $9.60 per annum per share of the Series B Preferred Shares during the second year after the date of original issuance of shares of the Series B Preferred Stock, (3) thereafter at the rate of $11.52 per annum per share of Series B Preferred Stock during the third year after the date of original issuance of shares of the Series B Preferred Stock and (4) thereafter at the rate of $2.40 per annum per share of Series B Preferred Stock. The Corporation shall then pay such accrued but unpaid dividend in the form of shares of the Common Stock (except that, in the case of a liquidation pursuant to subparagraph Fourth B.1(e) hereof, the Board shall cause such dividend to be paid in cash) calculated, in respect of the dividends payable during the first three years after the date of original issuance of the Series B Preferred Stock, on the basis of the Conversion Price (as hereinafter determined in accordance with subparagraph Fourth B.1(f)(i) hereof) during the first three years after the date of original issuance of the Series B Preferred Stock and in respect of the dividend payable thereafter on the basis of the Average Market Price (as hereinafter defined in this subparagraph Fourth B.1(c)(x)) of the Common Stock for the 20 trading days immediately preceding the date for such redemption, conversion, repurchase or acquisition. For purposes of this subparagraph Fourth B.1(c)(x), the Average Market Price for a 20-trading-day period shall be determined as follows: (1) if the Common Stock shall then be listed on a national securities exchange or on The Nasdaq Stock Market, Inc. (hereinafter referred to as "Nasdaq"), whether the National Market System or the SmallCap Market, the Average Market Price shall mean the average of the closing sale prices on the exchange or as quoted for Nasdaq for each trading day during such 20-trading-day period or (2) if the Common Stock shall not then be listed on an exchange or quoted on Nasdaq, the Average Market Price shall mean the average of the bid and asked prices for the Common Stock in the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (hereinafter referred to as the "NASD"), if so quoted, or, if not so quoted, in the pink sheets as reported by Pink Sheet LLC (formerly the National Quotation Bureau, Inc.) or, if no such organization, by any registered broker-dealer regularly acting as a market maker or trading in the Common Stock in the over-the-counter market, for each trading day during such 20-trading-day period.
    Participating Dividend. The holder of each share of the Series B Preferred Stock shall also be paid a dividend at the same time and at the same rate as holders of the Common Stock in an amount per share equal to the amount that the holder would be paid had he, she or it exercised his, her or its conversion right under subparagraph Fourth B.1(f)(i) hereof immediately prior to the record date for such Common Stock dividend.
    Redemptions.
    Mandatory Redemption. So long as any of the Series B Preferred Stock shall be outstanding, if (1) at any time after 18 months from the date of original issuance of shares of the Series B Preferred Stock, the Average Market Value (as hereinafter defined in subparagraph Fourth B.1(d)(ii) hereof) of the Common Stock is $8.00 or more per share for a period of 30 days or (2), at any time after the second anniversary of the date of original issuance of shares of the Series B Preferred Stock, the Average Market Value is $5.60 or more per share for a period of 30 days, the Corporation shall, by a Notice of Redemption to the holders of the then outstanding shares of the Series B Preferred Stock in the manner provided in subparagraph Fourth B.1(d)(iii) hereof, call such shares for redemption as of a date not less than 30 days after the date the Notice of Redemption is given (hereinafter referred to as the "Mandatory Redemption Date") and, in lieu of a cash payment, shall issue shares of the Common Stock to the holders as if they had converted, pursuant to subparagraph Fourth B.1(f)(i) hereof, on the Mandatory Redemption Date. Such redemption shall be made only if the shares of the Common Stock are registered under the Securities Act of 1933, as amended, or the holder may sell his, her or its shares without restriction in a quarter. Each Notice of Redemption shall be mailed to each holder of record of the shares of the Series B Preferred Stock at his, her or its address as it appears in the records of the Corporation.
    Average Market Price. For the purpose of subparagraph Fourth B.1(d)(i) hereof, the Average Market Price for a 30-day period shall be (1) if the Common Stock shall be listed on a national securities exchange or on Nasdaq, the average of the closing sales prices on the exchange or as quoted for Nasdaq for each trading day during such 30-day period or (2) if the Common Stock shall not be listed on an exchange or quoted on Nasdaq, the average of the bid and asked prices for the Common Stock in the OTB Bulletin Board of the NASD, if so quoted, or, if not so quoted, in the pink sheets as reported by Pink Sheet LLC (formerly the National Quotation Bureau, Inc.) or, if no such organization, by any registered broker-dealer regularly acting as a market maker or trading in the Common Stock in the over-counter market, for each trading day during such 30-day period.
    Notice of Redemption. The Notice of Redemption shall state:
    the redemption date (which, if the required date is a non-Business Day, shall be the next Business Day);
    the number of shares of the Series B Preferred Stock to be redeemed;
    the redemption price per share and the aggregate redemption price;
    the accumulated but unpaid dividends to be paid with the redemption price; and
    the place or places where such shares are to be surrendered for payment of the redemption price.

Neither failure to mail any such notice to one or more holders nor any defect in such Notice of Redemption shall effect the sufficiency of the proceedings for redemption as to the other holders.

    Termination of Rights. Unless the Corporation shall have defaulted in the payment of the redemption price, (1) from and after each redemption date all dividends on the shares of the Series B Preferred Stock called for redemption shall cease to accrue and (2) on such redemption date (a) all rights of the holders of such shares of the Series B Preferred Stock shall cease and terminate, except the right to receive the redemption price of the Series B Preferred Stock upon the presentation and surrender to the Corporation of the certificates representing the same and the right to convert, pursuant to subparagraph Fourth B.1(f)(i) hereof, on or prior to such redemption date; (b) such shares of the Series B Preferred Stock shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation; and (c) such shares of the Series B Preferred Stock shall not be deemed to be outstanding for any purpose whatsoever.
    Status of Redeemed Shares. Shares of the Series B Preferred Stock which have been redeemed or reacquired in any manner (including upon conversion in accordance with subparagraph Fourth B.1(f) hereof) shall, upon compliance with any applicable provisions of the GCL, have the status of authorized and unissued shares of the Preferred Stock not constituting part of any series of the Preferred Stock, unless the Board of Directors elects by resolution to retain the shares of the Series B Preferred Stock that were redeemed or reacquired as treasury shares or to retire the same and reduce the capital of the Corporation in accordance with the GCL.
    Preference on Liquidation. Subject to the prior rights of creditors, the holders of shares of the Series B Preferred Stock shall be entitled to receive, upon any liquidation, dissolution or winding up of the Corporation, the greater of (1) $40.00 per share plus accumulated but unpaid dividends to the date of payment (which shall be calculated in the manner provided in subparagraph Fourth B.1(c)(x) hereof and payable in cash) before any distribution of assets of the Corporation may be made to the holders of the Junior Stock or (2) the cash distribution that the holder of the Series B Preferred Stock would be paid had the holder exercised his conversion right under subparagraph Fourth B.1(f)(i) net of the Conversion Price. If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to permit full payment to the holders of the Series B Preferred Stock, then the entire available assets (after satisfying the rights of prior creditors) shall be distributed ratably to the holders of the Series B Preferred Stock. After payment of the full amount of the preferential liquidation distribution to which they are entitled and, if applicable, any accumulated but unpaid dividends, the holders of the shares of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payment and the place where such sums shall be payable shall be sent by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at his, her or its address as shown in the records of the Corporation. A consolidation or merger of the Corporation with or into another corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning hereof if (1) the Corporation is the survivor and holders of the Common Stock of the Corporation immediately preceding the merger or consolidation own fifty (50%) percent or more of the Common Stock of the Corporation immediately after the merger or consolidation o r (2) if the Corporation is not the survivor and the holders of at least 66 2/3% of the then outstanding shares of the Series B Preferred Stock approve the consolidation or merger.
    Conversion.
    Conversion Right. A holder of shares of the Series B Preferred Stock, but only as to 500 shares or a multiple thereof unless the holder owns less than 500 shares, may, at the holder's option, convert such shares into shares of the Common Stock as constituted on March 1, 2001 at a conversion price of $4.00 per share (hereinafter referred to as the "Conversion Price"). The number of shares of the Common Stock to be issued upon the conversion shall be equal to the product of the number of shares of the Series B Preferred Stock to be converted and the stated value of $40.00 per share divided by the Conversion Price.
    Mandatory Conversion. If, at any time during the first two years after the date of original issuance of shares of the Series B Preferred Stock, an investment banker requires the Company, as a condition precedent to an underwritten offering by such investment banker of securities of the Company, that the holders of the Series B Preferred Stock convert their shares into shares of the Common Stock, the Company shall give notice of such requirement to the holders of the Series B Preferred Stock and the holders shall, within ten days after such notice, convert all of their shares of the Series B Preferred Stock as provided in this subparagraph Fourth B.1(f) as if the holder was optionally converting; provided, that if such underwritten offering is for the benefit of selling shareholders, the holders of the Series B Preferred Stock shall be entitled to sell the shares of Common Stock received upon such conversion on a pro rata basis with the selling stockholders if the underwriter agrees. Upon such conversion, the Corporation shall issue to each holder an additional amount of Common Stock equal to the then accrued but unpaid dividends together with such additional amount, if any, as is necessary to ensure that the holder has received the same amount of cumulative dividends as the holder would have received if the holder's shares of the Series B Preferred Stock had been held for two full years from the date of original issuance, all as computed pursuant to subparagraph Fourth B.1(c)(x) hereof.
    Adjustment upon Offering. If, at any time during the first two years after the date of original issuance of shares of the Series B Preferred Stock, the Corporation closes a private placement of shares of the Common Stock (or any securities convertible into shares of the Common Stock) under the Securities Act of 1933, as amended (the "Securities Act"), at a purchase price less than the initial Conversion Price as determined in accordance with subparagraph Fourth B.1(f)(i) hereof, then the Conversion Price shall be reduced to such purchase price for the shares of the Series B Preferred Stock still outstanding. This process shall be repeated with respect to any additional private placements by the Company during the two-year period and the then Conversion Price shall be reduced if the purchase price in the subsequent private placement is less than the then Conversion Price as adjusted pursuant to this section. Whenever the Corporation has received, subsequent to the date of original issuance of the Series B Preferred Stock, an aggregate of $10,000,000 in gross proceeds from one or more private or public offerings of its securities under the Securities Act or under a strategic partnering agreement (other than an agreement with CMI, Inc. or an affiliate thereof), this adjustment provision will terminate, cease and have no further effect with respect to any subsequent private placement.
    Conversion Procedure. In order to exercise the conversion privilege as permitted by subparagraph Fourth B.1(f)(i) hereof or as required by subparagraphs Fourth B.1(f)(i) or (ii) hereof, the holder of any shares of the Series B Preferred Stock to be converted shall surrender the certificate or certificates evidencing such shares to the Corporation at its then principal office or at its agency designated for such purpose (which may be the transfer agent for the Common Stock). In addition, in order to exercise the conversion privilege as permitted by subparagraph Fourth B.1(f)(i) hereof, the holder shall give notice to the Corporation that he, she or it elects to convert such shares or a specified portion thereof as so permitted. Such notice shall also state the name or names (with address) in which the certificate or certificates for the Common Stock, which shall be issuable upon such conversion, shall be issued. As promptly after receipt of such notice and the surrender of the shares of the Series B Preferred Stock as aforesaid, the Corporation shall issue and deliver to either such holder or, on his, her or its written order, a permitted transferee a certificate or certificates for the number of full shares of the Common Stock issuable upon the conversion of such shares of the Series B Preferred Stock in accordance with the provisions of this subparagraph Fourth B.1(f) and cash, as provided in Subparagraph Fourth B.1(g) hereof, in respect of any fractional interest otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date on which such shares of the Series B Preferred Stock shall have been surrendered as aforesaid, the rights of the holder of such shares of the Series B Preferred Stock as such holder shall cease on said date, and the person or persons in whose name or names any certificate or certificates for the Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record represented thereby. No adjustment shall be made for dividends accrued on any shares of the Series B Preferred Stock, except that dividends accrued to the conversion date shall be paid on any shares of the Series B Preferred Stock which are converted in the manner provided in subparagraph Fourth B.1(c)(x) hereof, subject, when applicable, to subparagraph Fourth B.1(f)(ii) hereof.

In the event any share of the Series B Preferred Stock shall be surrendered for conversion of a part only, the Corporation shall issue and deliver to the holder, at the expense of the Corporation, a certificate for the shares of the Series B Preferred Stock not converted.

    Adjustments. Subject to the provisions of this subparagraph Fourth B.1(f), the number of shares of the Common Stock issuable upon the exercise of the conversion rights under the Series B Preferred Stock shall be subject to adjustment from time to time as follows:
    In case the Corporation after the date hereof shall (a) pay a dividend in shares of the Capital Stock of the Corporation, (2) subdivide its outstanding shares of the Common Stock, (3) combine its outstanding shares of the Common Stock into a smaller number of shares, or (4) issue by reclassification of the Common Stock any shares of Capital Stock of the Corporation, then the number of shares of the Common Stock issuable immediately after the happening of any of the events described above shall be adjusted so as to consist of the number of shares of the Capital Stock of the Corporation which a record holder of the number of shares of the Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event. Similar adjustments to the Common Stock shall be made at any time any of the events described above in this subparagraph Fourth B.1(f)(v)(1) occur. An adjustment made pursuant to this subparagraph Fourth B.1(f)(v)(1) shall become effective immediately after the record date in the case of a dividend payable in the Capital Stock of the Corporation and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
    In case the Corporation after the date hereof shall distribute to all holders of the Common Stock evidence of its indebtedness or assets (other than a cash distribution made as a dividend payable out of earnings or out of any surplus legally available for dividends under the GCL) or rights to subscribe or purchase, then the number of shares of the Common Stock (until adjusted again pursuant to this subparagraph Fourth B.1(f)(v)(2)) shall be adjusted to that number determined by multiplying the number of shares of the Common Stock outstanding immediately prior to such adjustment by a fraction, the numerator of which is the Market Value per share of the Common Stock determined as provided in subparagraph Fourth B.1(g) hereof (as if the record date for such distribution were the date of surrender for conversion there mentioned) and the denominator of which is such Market Value per share less the fair value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of such evidences of indebtedness or assets so distributed, or of such subscription or purchase rights, applicable to one share of the Common Stock. An adjustment made pursuant to this subparagraph Fourth B.1(f)(v)(2) shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. This subparagraph Fourth B.1(f)(v)(2) shall not apply to any transaction for which an adjustment is prescribed under subparagraph Fourth B.1(f)(v)(1) hereof.
    For the purpose of this subparagraph Fourth B.1(f), the term "Common Stock" shall mean (a) the class of stock designated as the Common Stock of the Company at March 1, 2001 or (b) any other class of stock resulting from one or more changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.
    Accountant's Certificate. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors of the Corporation (including the accountants regularly employed as the Corporation's independent auditors) shall be conclusive evidence of the correctness of any computation made under this subparagraph Fourth B.1(f).
    Merger or Consolidation. In case after the date hereof, as a result of a merger or consolidation of the Corporation into or with another corporation, or the sale or other transfer of the Corporation's property, assets and business, substantially as an entirety, to a successor, the Common Stock is in effect changed into, in whole or in part, a different kind or class of stock (or other securities representing or payable in, or convertible into, or entitling the holder to purchase or subscribe for, stock of any class), the Corporation or the successor, as the case may be, shall execute and deliver to the holders of the Series B Preferred Stock agreements providing that the holders of such shares then outstanding shall have the right thereafter (until the expiration of the right of conversion of such shares) to receive upon conversion, in lieu of the number of shares of the Common Stock previously issuable upon conversion, such securities which shall conform as to its constituent parts with what was receivable upon such merger, consolidation, sale or other transfer by a holder of the same number of shares of the Common Stock immediately prior to such change. Such agreements shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for this subparagraph Fourth B.1(f). The provisions of this subparagraph Fourth B.1(f)(vii) shall similarly apply to successive mergers, consolidations, or sales or other transfers.
    Adjustment to Conversion Price. Whenever the number of shares of the Common Stock is adjusted pursuant to this subparagraph Fourth B.1(f), the Conversion Price shall be proportionately adjusted.
    Conversion Adjustment Notice. Whenever the conversion rights of a holder of the Series B Preferred Stock are adjusted pursuant to this subparagraph Fourth B.1(f), the Corporation shall promptly mail to each holder of the Series B Preferred Stock a notice describing the adjustment and specifying the number, or kind, or class of shares or other securities or property issuable upon conversion of the Series B Preferred Stock after giving effect to such adjustment.
    Notices for Certain Transactions. In case the Corporation after the date of issuance of shares of the Series B Preferred Stock shall propose (1) to pay any dividend payable in shares of the Capital Stock to the holders of the Common Stock or to make any other distribution (other than cash distributions out of earnings or surplus as referred to in subparagraph Fourth B.1(f)(v)(2) hereof), (2) to take action to offer for subscription pro rata to the holders of the Common Stock rights to subscribe to, or purchase, any additional shares of any class or series of the Capital Stock or any other rights or options, or (3) to effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of the Common Stock) or any capital reorganization, or consolidation or merger, or any sale or other transfer of its property, assets and business substantially as an entirety, or the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of the Series B Preferred Stock notice of such proposed action, which notice shall specify the date on which the books of the Corporation shall close, or a record shall be taken, for such stock dividend, distribution or subscription or purchase rights, or the date on which such reclassification, reorganization, consolidation, merger, sale or transfer, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date of participation therein by the holders of the Common Stock if any such date is to be fixed, and shall also set forth such facts then known to the Corporation with respect thereto as shall be reasonably necessary to indicate the effect of such action on the shares of the Common Stock and/or the shares of Series B Preferred Stock which will occur as a result of such action. Such notice shall be mailed, in the case of any action covered by clause (1) or (2) above, at least ten days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any action covered by clause (3) above, at least ten days prior to the date of the taking of such proposed action. Failure to mail any notice, or any defect in any notice, pursuant to this subparagraph Fourth B.1(f)(x) shall not affect the legality or validity of the adjustment to the number of shares of the Common Stock or the type or amount of property to be received upon conversion thereof or of any transaction giving rise thereto.
    Fractional Shares. The Corporation shall not be required to issue any fractional shares of the Common Stock upon the conversion or redemption of shares of the Series B Preferred Stock or upon the payment of a dividend in shares of the Common Stock with respect to the shares of the Series B Preferred Stock. If any fractional interest in a share of the Common Stock shall be deliverable upon conversion or redemption of shares of the Series B Preferred Stock, or with respect to a dividend in shares of the Common Stock, the Corporation shall purchase such fractional interest for an amount in cash (computed to the nearest cent) equal to the Market Value (as hereinafter defined) of such fractional share. If the shares of the Common Stock shall then be listed on a national securities exchange or quoted on Nasdaq, the Market Value shall be the closing sale price of such shares on such exchange or as quoted by Nasdaq on the last Business Day preceding the surrender for conversion, the redemption date or the dividend payment date, whichever is applicable, on which shares of the Common Stock were sold. If the shares of the Common Stock shall not then be listed on any such exchange or quoted on Nasdaq, the Market Value shall be the average of the bid and asked prices as reported by the OTC Bulletin Board of the NASD, if so quoted, or, if not so quoted, as reported by Pink Sheet LLC (formerly the National Quotation Bureau, Inc.) or, if no such organization, by any registered broker-dealer regularly acting as a market maker or trading in the Common Stock, on the last Business Day preceding the surrender for conversion, the redemption date or the dividend payment date, whichever shall be applicable, on which there were such quotations.
    Voting Rights.
    Vote Per Share. The shares of the Series B Preferred Stock shall entitle each holder to one vote for each share held on matters on which such holder shall have the right to vote.
    General Voting Rights. The holders of the Series B Preferred Stock shall vote together with the holders of the Common Stock (1) in all elections for directors, (2) upon the approval of any employee benefit plan, (3) upon the selection of independent certified public accountants and (4) upon such other matters as shall be submitted to a vote generally of the holders of the Capital Stock and on which the holders of the Series B Preferred Stock shall not be entitled to vote separately as a class.

(i) Covenants by the Corporation. As long as any shares of the Series B Preferred Stock are outstanding, and without the approval of the holders of at least 66 2/3% of the then outstanding shares of the Series B Preferred Stock, the Corporation shall not (i) amend its Certificate of Incorporation if such action would alter or change the preferences, special rights or powers given to the shares of the Series B Preferred Stock so as to affect the holders of the Series B Preferred Stock adversely; (ii) authorize or create any class or series of stock of the Corporation having any preference or priority which is pari passu or superior to the shares of the Series B Preferred Stock as to dividends, mandatory redemption or distribution of assets made in dissolution, liquidation or winding up the Corporation; or (iii) merge or consolidate with or into any other corporation or corporations if the Corporation is not the survivor and no provision is made by the survivor as provided in subparagraph Fourth B.1(f)(vii).